UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report /Date of earliest event reported: December 6, 2005
VOCUS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-51644	58-1806705

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4296 FORBES BOULEVARD

LANHAM, MARYLAND 20706

(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (301) 459-2590
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On December 6, 2005, Vocus, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) relating to the public offering of 5,000,000 shares of the Company’s common stock, par value $0.01 per share, at a price to the public of $9.00 per share, pursuant to the Company’s Registration Statement on Form S-1 (File Nos. 333-125834). Pursuant to the terms of the Underwriting Agreement, the sale of such shares occurred on December 12, 2005. A copy of the Underwriting Agreement, entered into by and among the Company, certain selling stockholders named therein and Thomas Weisel Partners LLC, RBC Capital Markets Corporation, Wachovia Securities and William Blair & Company, L.L.C. (collectively, the “Underwriters”), is attached as Exhibit 1.1 hereto and is incorporated by reference herein. The selling stockholders named in the Underwriting Agreement granted to the Underwriters a 30-day option to purchase up to an additional 750,000 shares at the initial public offering price to cover over-allotments, if any. The Company made certain representations and warranties to the Underwriters in the Underwriting Agreement and has certain indemnification obligations under such agreement. The description of the Underwriting Agreement contained herein is qualified in its entirety by the full text of such exhibit.
     On December 6, 2005, the Company entered into employment agreements with each of its executive officers. Each employment agreement has an initial term of three years, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended.
     Under these employment agreements, Mr. Rudman is entitled to an annual salary of $300,000 (effective January 1, 2006), Mr. Lentz is entitled to an annual salary of $200,000, Mr. Vintz is entitled to an annual salary of $235,000 (effective January 1, 2006), Mr. Donnelly is entitled to an annual salary of $175,000 (effective January 1, 2006) and Mr. Weissberg is entitled to an annual salary of $165,000, in each case subject to annual review and potential increase by the compensation committee or board of directors. In addition, each will be eligible to receive a quarterly cash bonus, based upon the satisfaction of performance criteria to be established by the Company’s compensation committee. The quarterly target bonus amounts for each, which would be paid if that quarter’s bonus plan targets are met, are $50,000 for Mr. Rudman, $25,000 for Mr. Lentz, $28,750 for Mr. Vintz, $43,750 for Mr. Donnelly and $41,250 for Mr. Weissberg.
     Under the employment agreements entered into with Mr. Rudman, Mr. Lentz and Mr. Vintz, if such executive’s employment is terminated by the Company without cause, or by the executive for good reason, the executive would be entitled to continue to receive his base salary and benefits for 12 months following the date of termination. During the severance period, any options, restricted stock or other equity instruments received by these executives would also continue to vest in accordance with their original vesting schedules and would remain exercisable. The executive would also have the right to resign at any time during the one-year period beginning six months after the change of control and receive the same severance benefits. If termination occurred following a change of control, the Company would also be obligated to make additional payments to these executives if they were to incur any excise taxes pursuant to Section 4999 of the Internal Revenue Code on account of the benefits and payments provided under the agreements. The additional payments would be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the terminated executive would be able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments. In addition, any options, restricted stock or other equity instruments received from the Company by these executives would become fully exercisable upon a change of control.
     Under the employment agreements entered into with Mr. Donnelly and Mr. Weissberg, if such executive’s employment is terminated by the Company without cause, or by the executive for good reason, the executive would be entitled to continue to receive his base salary and benefits for six months following the date of termination. During the severance period, any options, restricted stock or other equity instruments received by these executives would also continue to vest in accordance with their original vesting schedules and would remain exercisable. The executive would also have the right to resign at any time during the one-year period beginning six months after the change of control and receive the same severance benefits. In addition, if the termination of employment were to occur within the 12-month period following a change of control, a portion of any options, restricted stock or other equity instruments received by these executives from us, in an amount equal to the greater of 50% of the number of shares subject to the equity award or the amount that would otherwise vest over the next year following the termination of employment, would become fully exercisable.
     Copies of the forms of employment agreements entered into between the Company and its executive officers, together with schedules of material details omitted therefrom, are attached as Exhibits 10.1 and 10.2 hereto and are incorporated by reference herein. The description of the employment agreements contained herein is qualified in its entirety by the full text of such agreements.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit
Number	Description

1.1	Underwriting Agreement, dated December 6, 2005.

10.1	Form of Employment Agreement for Richard Rudman, Robert Lentz and Stephen Vintz, and schedule of details omitted therefrom.

10.2	Form of Employment Agreement for William Donnelly and Norman Weissberg, and schedule of details omitted therefrom.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 12, 2005

VOCUS, INC.

By:	/s/ Stephen Vintz
Stephen Vintz
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number

1.1	Underwriting Agreement, dated December 6, 2005.

10.1	Form of Employment Agreement for Richard Rudman, Robert Lentz and Stephen Vintz, and schedule of details omitted therefrom.

10.2	Form of Employment Agreement for William Donnelly and Norman Weissberg, and schedule of details omitted therefrom.